Exhibit (a)(5)(J)

Subject: Information about Participating in Wonder Tender Offer Through E*Trade

[Dear Blue Apron Employees]:

Overview

We wanted to provide some additional guidance regarding the email you received on October 31, 2023 from E*Trade entitled “BLUE APRON HOLDINGS, INC. Corporate Action Notice” and how you may participate in the tender offer if you decide to do so. This email relates to shares of Blue Apron Class A common stock that have been issued to you for vested equity awards that you continue to hold at E*Trade.

As it relates to the tender offer, please reference the retail/brokerage account you have at E*Trade for share holdings and not the Stock Plan account, as the October 31, 2023 email only relates to shares of common stock that have been issued to you for vested equity awards, and which you continue to hold at E*Trade.

E*Trade has established a tender election deadline of 5:00 p.m. ET on November 7, 2023 in order to ensure that shares tendered through E*Trade are able to be tendered to Wonder by the tender deadline at 11:59 p.m. ET on November 9, 2023. If you elect to tender your shares and later change your mind, E*Trade can provide instructions to withdraw your tender prior to 5:00 p.m. ET on November 7, 2023.

For shares tendered in the tender offer or that Wonder Group acquires pursuant to the merger that are held at E*Trade, payment will be made promptly into your account after the date the merger closes.

Please note that if you hold outstanding unvested Blue Apron restricted stock units (RSUs) or outstanding unvested Blue Apron performance stock units (PSUs) awarded in 2021 that are subject to a $13 performance target, assuming the merger closes, you will receive merger consideration in accordance with the merger agreement for those vested awards no later than 10 business days following the closing of the merger. We expect to make these payments directly to you through a special payroll run following the closing of the merger No action is needed by you at this time with respect to RSUs or PSUs.

How to participate in the tender offer using the E*Trade portal:

1.	Click the link “etrade.com/voluntaryelection” in the ETrade email entitled “BLUE APRON HOLDINGS, INC. Corporate Action Notice”

2.	Log into your E*Trade account using your individual username and password

3.	Once logged in, you will have the option to select the following options: (1) “ELECT CASH” or (2) “DO NOTHING”. If you wish to participate in the tender offer, select option (1) “ELECT CASH” and specify the number of Blue Apron shares you wish to tender as part of the tender offer described above. If you wish to tender all of your shares, you can check the box for “ALL” shares.

4.	Once you make your election, click the “Submit” button.

If you have further questions about participating in the tender offer using your E-Trade account, please contact E-Trade’s Participant Services at 1-800-838-0908 or the Information Agent - Okapi Partners - at 1 (844) 343-2625.

Additional Information and Where to Find It

As you know, Blue Apron has entered into an agreement with Wonder Group, and Wonder Group has launched what is referred to as a “tender offer” as the first step in its acquisition of Blue Apron. A “tender offer” means that Wonder Group is offering to buy outstanding shares of Blue Apron Class A common stock from all stockholders for cash at a price per share of $13. That offer currently expires one minute after 11:59p.m. Eastern Time on November 9, 2023. However as noted above, E*Trade has set a deadline of 5:00 p.m. Eastern Time on November 7, 2023 as the deadline to make your tender election in the E*Trade portal to enable E*Trade to collect and process elections prior to the tender deadline, The deadline may get extended by Wonder Group. If the people and entities who hold a majority of the Blue Apron shares “tender” (that is, offer to sell) to Wonder Group and Wonder Group accepts this offer (“tender offer acceptance”), Wonder Group would then proceed to acquire the rest of the shares shortly following the tender offer acceptance via the merger of a Wonder Group subsidiary into Blue Apron. In connection with the merger, the holders of Blue Apron shares not acquired by Wonder Group in the tender offer would be entitled to receive the same price per share in the merger as is payable pursuant to the tender offer (subject to certain appraisal rights1 of stockholders as described in the tender offer documentation filed with the US Securities and Exchange Commission (SEC) by Blue Apron and Wonder Group).

In connection with the proposed transaction, Wonder Group has filed an Offer to Purchase and related tender offer documentation (including a Letter of Transmittal) pursuant to a Schedule TO, and Blue Apron has filed a Solicitation / Recommendation Statement on a Schedule 14D-9, with the SEC, and Wonder Group has mailed such Offer to Purchase, Letter of Transmittal and Schedule 14D-9 to stockholders. Please read the documentation carefully because it contains important information regarding the proposed transaction. You may obtain free copies of all of these documents filed by Blue Apron and Wonder Group with the SEC at www.sec.gov. You may also review the tender offer materials directly by logging in to your E*Trade account which holds your Blue Apron shares.

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Wonder and its acquisition subsidiary have filed with the Securities and Exchange Commission (“SEC”). Wonder and its acquisition subsidiary have filed a tender offer statement on Schedule TO with the SEC, and Blue Apron (the “Company”) has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO CAREFULLY READ THE TENDER OFFER MATERIALS, INCLUDING THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. The tender offer materials (including the offer to purchase and related letter of transmittal), as well as the solicitation/recommendation statement will be mailed to the Company’s stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov, by contacting the Company’s Investor Relations either by telephone at (347) 719-4312 or e-mail at investor.relations@blueapron.com or on the Company’s website at www.investors.blueapron.com. The information contained in, or that can be accessed through, the Company’s website is not a part of, or incorporated by reference herein. In addition to an offer to purchase, a related letter of transmittal and certain other tender offer documents, as well as the solicitation/recommendation statement, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by the Company with the SEC for free on the SEC’s website at www.sec.gov.

1 Under applicable law, any stockholder properly exercising appraisal rights will receive consideration in respect of such stockholder’s shares of outstanding stock in an amount determined by a court to be the fair value of such shares. Such amount could be greater than, the same as, or less than the value otherwise payable pursuant to the agreement between Blue Apron and Wonder Group. Appraisal rights are only available in respect of shares of outstanding stock (and are not available in respect of outstanding stock options or restricted stock units).

Forward Looking Statements

This communication includes statements concerning the Company and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," “will,” "should," “would,” "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. The forward-looking statements in this communication are only predictions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this communication and are subject to a number of risks, uncertainties and assumptions including, without limitation, uncertainties as to the timing of the tender offer and the completion of the proposed acquisition of the Company; the risk that the proposed acquisition may not be completed in a timely manner or at all; the possibility that competing offers or acquisition proposals for the Company will be made; uncertainty regarding how many of the Company’s stockholders will tender their shares in the tender offer; the possibility that any or all of the various conditions to the consummation of the tender offer, or the various closing conditions to the proposed acquisition may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; the possibility of business disruptions due to transaction-related uncertainty; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of the proposed acquisition (or the announcement thereof) on the trading price of the Company’s common stock; relationships with associates, customers, other business partners and key third parties, or governmental entities; transaction costs; risks that the proposed acquisition disrupts current plans and operations of the Company or adversely affects employee retention; the risk that stockholder litigation in connection with the proposed acquisition may result in significant costs of defense, indemnification and liability, or present risks to the timing or certainty of the closing of the transaction; the risk that the proposed acquisition of the Company will divert management’s attention from ongoing business operations; changes in the Company’s businesses during the period between announcement and closing of the proposed acquisition; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which is filed with the SEC and available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected or anticipated in these forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by the Company in this communication speaks only as of the date hereof. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.